Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

LightMiner Systems, Inc.

(“Seller”),

Sysorex Global Holdings Corp.

(“Purchaser”)

and

Chris Baskett

(“Owner”)

Dated as of April 24, 2015

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Index of Appendices

Appendix A	Definitions

Index of Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Patent Assignment Agreement
Exhibit C	Form of Lock-Up Agreement

Index of Schedules

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(b)	Intellectual Property
Schedule 2.1(c)	Permits
Schedule 2.2(i)	Personal Effects
Schedule 5.2	Authority; Consents
Schedule 5.3	Leased Real Property
Schedule 5.5	Title to and Conditions of Purchased Assets
Schedule 5.6(a)	Taxes
Schedule 5.6(f)	Tax Filing Jurisdictions
Schedule 5.6(h)	Governmental Authority Claims
Schedule 5.7	Litigation
Schedule 5.8(c)	Employees and Independent Contractors
Schedule 5.8(d)	Excluded Works or Investments
Schedule 5.9	Employee Benefit Plans and Other Plans
Schedule 5.10	Compliance with Laws
Schedule 5.11(a)	Intellectual Property
Schedule 5.11(b)	Intellectual Property Claims
Schedule 5.12	Insurance
Schedule 5.13	Brokerage & Finder’s Fees
Schedule 5.14	Outstanding Debt
Schedule 5.16	Purchaser Financial Statements

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 24, 2015, among LIGHTMINER SYSTEMS, INC., a Delaware corporation (“Seller”); SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Purchaser”); and CHRIS BASKETT, an individual, solely for the purposes of Section 10.8 hereof (“Owner”).

A.      Seller is engaged in the business of developing and commercializing in-memory SQL databases for manipulation and calculation of large scale data sets (the “Business”).

B.      Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions contained herein, the Purchased Assets (as defined below).

C.      Owner owns approximately 19% of the issued and outstanding capital stock of Seller and is the current active president of Seller.

D.      Purchaser desires that Owner agree to the non-competition and non-solicitation restrictions in Section 10.8 hereof to preserve the goodwill of the Business included in the Purchased Assets, and Owner is willing to agree to such restrictions in exchange for the payment of Purchase Price to Seller and the other consideration to be paid or provided to Owner under Section 3.1 hereof.

NOW, THEREFORE, in consideration of the mutual promises, warranties, and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all the parties hereto, Seller and Purchaser agree as follows:

Article 1

DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto.

Article 2

PURCHASE AND SALE OF ASSETS

Section 2.1       Purchase and Sale of Assets. Upon the terms and conditions herein set forth, at the Closing, Seller shall sell, convey, transfer, assign, grant, and deliver to Purchaser all of Seller’s right, title, and interest in and to all of the Purchased Assets (as defined below), free and clear of all Encumbrances. Upon the terms and conditions herein set forth, at the Closing, Purchaser hereby agrees to purchase, acquire, and accept from Seller all of Seller’s right, title, and interest in and to all of the Purchased Assets, free and clear of all Encumbrances. For purposes of this Agreement and the Ancillary Agreements, “Purchased Assets” means all of the business, assets, and goodwill owned by Seller on the Closing Date of every kind and description, wherever located, known or unknown, tangible or intangible, whether reflected on Seller’s books and records or not, which are not Excluded Assets, including, without limitation, the following:

(a)       Tangible Personal Property. All equipment, furniture, computer hardware and software, fixtures, motor vehicles, leasehold improvements, supplies, and other tangible personal property owned or employed in the operation of the Business, including, without limitation, the personal property described in Schedule 2.1(a) and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;

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(b)       Intellectual Property and Third Party Software. All Intellectual Property and Third Party Software and other software used by Seller to operate the Business, including, without limitation, all rights to the name “LightMiner Systems, Inc.”, or any derivation thereof, and all rights to the items of registered Intellectual Property of Seller set forth on Schedule 2.1(b);

(c)       Permits and Governmental Authorizations. All permits and Governmental Authorizations relating to the Business as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 2.1(c), to the extent actually assignable or transferable;

(d)       Intangible Assets. All rights to indemnification, all telephone or facsimile numbers, and electronic mail addresses used in connection with the Business and all goodwill and going concern value associated with the Business;

(e)       Books and Records. All books and records (including all discs, tapes, flash drives and other data storage devices and stored information) relating to the Business;

(f)       Other Records, Manuals, and Documents. Seller’s right, title, and interest in and to all of the following to the extent that they relate to the Business: mailing lists, customer lists, supplier lists, vendor data, marketing information, and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Business;

(g)       Insurance Claims. The amount of any proceeds to Seller under any policy of insurance covering the Purchased Assets or the Business as a result of any claim made against such policies of insurance due to damage to the Purchased Assets or the Business prior to the Closing Date that is paid to Seller after the date of this Agreement;

(h)       Litigation Claims. All claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof, arising from or relating to the other Purchased Assets;

Section 2.2       Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the following assets and rights are not Purchased Assets and will be retained by Seller (collectively, the “Excluded Assets”):

(a)       Consideration. The consideration delivered by Purchaser to Seller pursuant to this Agreement, and Sellers’ rights under this Agreement, any Ancillary Agreement, and any certificates, or instruments to be executed hereunder;

(b)       Entity Franchise. Seller’s organizational documents, minute books, if any, and other records having exclusively to do with Seller’s organization, capitalization or internal affairs between the Seller and its stockholders, Seller’s Benefit Plans records and files, and Seller’s databases and file and records relating to employees or personnel matters; provided, however, that Purchaser shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof;

(c)       Insurance Policies. All property, casualty, and individual life insurance policies owned or obtained by Seller on behalf of the Business;

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(d)       Tax Records and Refunds. All Tax Returns and Tax records of Seller and all Tax deposits, Tax refunds or prepaid Taxes of Seller; provided, however, that Seller shall provide copies of such Tax Returns and Tax records to Purchaser prior to the Closing (or, in the case of any Tax Return filed after the Closing, as soon as practical after the filing of such Tax Return);

(e)       Accounts Receivable. All accounts receivable, both trade and non-trade, of Seller;

(f)       Deposits and Expenses. All deposits and prepaid expenses of Seller;

(g)       Cash and Cash Equivalents. All cash, cash equivalents and short-term investments of Seller, the accounts of Seller with any bank, savings and loan or other financial institution;

(h)       Contracts and Agreements. All contracts, leases, arrangements, indentures, notes, bonds, mortgages, guarantees, loans, instruments, commitments or other agreements, written or oral (including any amendments, supplements, restatements, extensions and other modifications thereto), of Seller or to which Seller is a party or that are binding upon Seller; and

(i)        Personal Effects. Those personal effects of the owners of Seller set forth on Schedule 2.2(i).

Section 2.3       No Assumption of Any Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume, and shall have no liability under or by reason of this Agreement for any obligations, duties, or liabilities relating to Seller’s operation of the Business, including, without limitation, any of the following (collectively, the “Retained Liabilities”):

(a)       any trade payables or accrued expenses of Seller;

(b)       any liabilities arising from any litigation, arbitration or any proceeding with any Governmental Authority involving Seller, the Business or any Affiliate of Seller, whether arising prior to, pending on, or arising after the Closing Date relating to events occurring prior to the Closing Date, including, without limitation, those proceedings set forth on Schedule 5.7;

(c)       any liabilities of Seller to its current or former employees, consultants and independent contractors;

(d)       any liabilities of Seller to any current or former shareholder, director, manager, officer or Affiliate of Seller, including, without limitation, any liability arising out of or related to any loan, or any accrued interest related thereto, from any shareholder, manager, director, officer or Affiliate to Seller;

(e)       any liability to, or arising under any (i) workers’ compensation program to which premiums or contributions are paid, and (ii) Benefit Plans, including, without limitation, any liability for withdrawal from, or termination of, any Benefit Plan, and any Taxes including excise Taxes or penalties arising from Benefit Plans or resulting from any transaction with or by any Benefit Plan;

(f)       any liability that arises out of or relates to obligations for the repayment of Debt by Seller or any Affiliate;

(g)       any liability under any Contract;

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(h)       any liability of any Person;

(i)        any Environmental Liabilities;

(j)        any liability for workers’ compensation claims incurred prior to the Closing Date;

(k)       any liability of Seller arising out of or relating to the execution, delivery, or performance of this Agreement or any Ancillary Agreement;

(l)        any liability of Seller arising from or relating to any claim or proceeding against Seller pending on or incurred prior to the Closing Date, including, without limitation, those proceedings set forth on Schedule 5.7;

(m)       any liability of Seller for the payment of any Tax, including, without limitation, for the Taxes (i) of any other Person, whether as transferee, successor, by contract or otherwise, (ii) resulting from, or arising in connection with, the transactions contemplated by this Agreement, and (iii) with respect to the Purchased Assets arising on or prior to the Closing Date or with respect to any Tax periods (or portions thereof) ending on or prior to the Closing Date;

(n)       any liability of Seller to any Affiliate of Seller, including but not limited to any liability arising out of or related to any loans, management fees, and any accrued interest related thereto, from or owed to any Affiliate of Seller; or

(o)       any liability that arises or exists by virtue of any breach of, (i) any representation or warranty made by Seller in this Agreement or any Ancillary Agreement, or (ii) any covenant or obligation of Seller contained in this Agreement or any Ancillary Agreement.

Article 3

PURCHASE PRICE

Section 3.1       Purchase Price; Held Back Shares; Designees.

(a)       As consideration for the Purchased Assets and for the other promises and covenants contained herein and in the other agreements to be delivered by Seller hereunder, Purchaser will pay to Seller (or its designees) an aggregate purchase price of $3,200,000 (the “Purchase Price”). The Purchase Price will be paid in unregistered shares (the “Purchase Shares”) of Purchaser’s common stock, par value $0.001 per share (the “Common Stock”). The aggregate number of Purchase Shares issuable to Seller (or its designees) shall equal that number of whole shares of Common Stock equal to the quotient of (i) the Purchase Price divided by (ii) the Sysorex Weighted Average Price determined five (5) trading days prior to the first anniversary of the Closing Date (the first anniversary of the Closing Date being referred to herein as the “Purchase Price Delivery Date”).

(b)       On the Purchase Price Delivery Date, Purchaser shall (i) set aside and hold in accordance with Section 9.4 below Purchase Shares having an aggregate value, based on the Sysorex Weighted Average Price, of $567,150 (collectively, the “Held Back Shares”) and (ii) issue to Seller and each of the designees identified by Seller in the Designee Notice in accordance with Section 3.1(d) below the balance of the Purchase Shares based on the allocations set forth in the Designee Notice.

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(c)        As further consideration for the purchase of the goodwill and going-concern value of Seller included in the Purchased Assets and the other promises and covenants of Seller herein and the covenants and acknowledgements of Owner in Section 10.8, Purchaser shall deliver the following securities, make the following cash payment and offer employment, on the following dates:

(i)        to Owner, (A) 127,000 unregistered shares of Common Stock, to be issued on the Purchase Price Delivery Date, (B) $19,000 in cash, to be paid on the Closing Date, (C) an offer of at-will employment, commencing on or before the Closing Date, and (D) an incentive stock option to purchase up to 100,000 shares of Common Stock to be issued under Purchaser’s 2011 Employee Stock Incentive Plan, on the Closing Date, which will vest over 48 months in equal installments, with an exercise price equal to the closing market price per share of the Common Stock as reported by Nasdaq on the Closing Date; and

(ii)       to Matthew Granade, or his designee (“Granade”), $200,000 in unregistered shares of Common Stock, on the Purchase Price Delivery Date.

The number of unregistered shares of Common Stock to be issued to Granade on the Purchase Price Delivery Date under this Section 3.1(c) shall be determined by dividing the dollar amount in clause (ii) above by the Sysorex Weighted Average Price. None of the shares of Common Stock to be delivered to the Owner or Granade (collectively, the “Other Seller Parties”) under this Section 3.1(c) (collectively, the “Other Shares”) shall be subject to Section 9.4 (Right of Setoff Against Held Back Shares).

(d)       Not less than five (5) trading days prior to the Purchase Price Delivery Date, Seller shall notify Purchaser in writing of the following (the “Designee Notice”): (i) the name and address of each of its stockholders or other Person who shall receive any Purchase Shares (including, for the avoidance of doubt, any Held Back Shares upon the release thereof following the Expiration Date pursuant to Section 9.4(b) below), (ii) the number of Purchase Shares (including Held Back Shares) each such Person shall receive and (iii) the name of each Person that will deliver a Lock-up Agreement to Purchaser pursuant to this Section 3.1(d) (each such Person, a “Lock-up Agreement Party”) and the number of Purchase Shares (other than Held Back Shares) that will be subject to each such Lock-up Agreement, provided that the aggregate number of Purchase Shares subject to all such Lock-up Agreements shall have an aggregate value, based on the Sysorex Weighted Average Price, of $185,000, subject to rounding to the closing whole number of Purchase Shares (such number of Purchase Shares, collectively, the “Aggregate Locked Up Shares”). Seller shall, and shall use commercially reasonable efforts to cause each other recipient of Purchase Shares and Other Shares to, deliver to Purchaser at least five (5) trading days prior to the Purchase Price Delivery Date the broker account information required for electronic delivery of the Purchase Shares (including Held Back Shares) and Other Shares by DWAC to each such recipient (such account information for each such recipient, “DWAC Account Information”). The timely receipt by each recipient of Purchase Shares hereunder shall be subject to the delivery of a Lock-up Agreement to Purchaser by each Lock-up Agreement Party at least five (5) trading days prior to the Purchase Price Delivery Date. The parties hereto acknowledge and agree that the Purchase Shares and the Other Shares shall constitute “restricted securities” within the meaning of the Securities Act.

(e)       Purchaser shall effect delivery of the Purchase Shares to Seller, or its designees and the Other Shares to the Other Seller Parties, as contemplated by this Section 3.1, as DWAC Shares in accordance with the instructions for electronic delivery provided by Seller in the Designee Notice. For purposes hereof, “DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale (except as provided by the Lock-up Agreements and Rule 144, to the extent that the recipients are “affiliates” of Purchaser under Rule 144) and (iii) credited by Purchaser (or its transfer agent) to the Seller, its designees and the Other Seller Parties or their respective nominee’s specified Deposit/Withdrawal at Custodian (“DWAC”) account with DTC under its Fast Automated Securities Transfer (FAST) Program or any similar program hereafter adopted by DTC performing substantially the same function.

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(f)       If Purchaser fails to issue and deliver the Purchase Shares on the Purchase Price Delivery Date in accordance with Section 3.1(d) and (e), then, in addition to any other remedies available to Seller and the Other Seller Parties under this Agreement or otherwise (including the right to obtain specific performance), Purchaser shall pay to Seller or the Other Seller Parties, as applicable, as additional damages an amount in cash (such amount, the “Shortfall Amount”) equal to the difference, if any, between (i) the Sysorex Weighted Average Price determined five (5) trading days prior to the Purchase Price Delivery Date and (ii) the closing price of the Common Stock as reported by Bloomberg LP on the date that the Purchase Shares are delivered (the “Ultimate Delivery Date”); provided, however, that no Shortfall Amount or other damages under this Section 3.1(f) shall be payable with respect to any Purchase Shares or Other Shares if, but only to the extent that, any failure to issue and deliver the Purchase Shares in a timely manner is due to, (x) all DWAC Account Information not having been provided by Seller at least five (5) trading days prior to Purchase Price Delivery Date or (y) all Lock-up Agreement Parties not having delivered Lock-up Agreements with respect to the Aggregate Locked Up Shares at least five (5) trading days prior to the Purchase Price Delivery Date. Interest shall accrue on the Shortfall Amount at a rate of twelve percent (12%) per annum beginning on the Purchase Price Delivery Date and continuing until the Ultimate Delivery Date, and such interest shall compound at the end of each calendar quarter until the Shortfall Amount is paid in full. Seller and the Other Seller Parties shall also be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with any actions taken by them to enforce their respective rights under this Section 3.1(f).

Section 3.2       Allocation of Purchase Price. As soon as practicable after the Closing, Purchaser shall deliver to Seller a statement setting forth an allocation of the Purchase Price among the Purchased Assets for Tax purposes in accordance with Section 1060 of the Code. Purchaser and Seller will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Purchaser and Seller will disclose such reports to the other party prior to filing them with the IRS.

Section 3.3       Sales and Transfer Taxes. Seller and Purchaser agree that the cost of any sales, use, stamp, registration, transfer or other Tax or recording fees and charges imposed on Seller or Purchaser by any Governmental Authority as a result of the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Seller.

Article 4

CLOSING

Section 4.1       Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place by electronic communication at such time as Purchaser and Seller mutually agree, simultaneously with the execution and delivery of this Agreement, or at such other time and place as the parties may agree upon in writing (the “Closing Date”).

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Article 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 5.1       Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its Business as and where now conducted, to own or use its properties at and where now owned or used by it, and to perform all its obligations under the Contracts to which Seller is a party. Seller is not qualified to do business as a foreign entity in any jurisdiction other than the State of California, which is the only jurisdiction in which the property owned or used by it, or the nature of the Business conducted by it, requires such qualification to the extent that any failure to so qualify would not have a material adverse effect on Seller.

Section 5.2       Authority; Consents.

(a)       The execution, delivery, and consummation of this Agreement and the Ancillary Agreements by Seller has been duly authorized by its Board of Directors and stockholders in accordance with all applicable Legal Requirements and the organizational documents of Seller, and at the Closing Date no further action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles; provided, however, that Seller makes no representation as to the enforceability of this Agreement against Owner.

(b)       Except as set forth on Schedule 5.2, the execution, delivery, and consummation of this Agreement and the Ancillary Agreements by Seller (i) is not contrary to the Amended and Restated Certificate of Incorporation of Seller filed with the Secretary of State of the State of Delaware on August 21, 2012, as amended, or the operating agreement of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement, or any other restriction to which Seller is a party or to which any of the Purchased Assets is subject or bound, (iii) will not result in the creation of any Encumbrance on any of the Purchased Assets, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or any of the Purchased Assets is subject or bound. Except as may be listed on Schedule 5.2, no approval or consent of any Person is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement.

Section 5.3       Real Property.

(a)       Seller does not own any Real Property. The leased Real Property set forth on Schedule 5.3 (the “Leased Real Property”) is the only Real Property occupied or used by Seller. Seller has delivered to Purchaser a complete and correct copy of the existing lease for the Leased Real Property (the “Real Property Lease”).

(b)       Seller has not received any written or oral notice that there is any default by Seller under the Real Property Lease.

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Section 5.4       Environmental Matters.

(a)       Seller has not allowed any Hazardous Material to be used, manufactured, stored, placed, processed or released on or off-site of the Leased Real Property, in violation of any Environmental Law. The Leased Real Property and Seller are in compliance with all Environmental Laws. To the Knowledge of Seller, the Leased Real Property is not the subject of any investigation, notice, order or agreement, or threatened investigation regarding any remedial action or the Release, threatened Release or presence of a Hazardous Material.

(b)       To the Knowledge of Seller, there have not been any reports, audits or assessments initiated by or authorized by Seller or requested or ordered by any Governmental Authority within three (3) years prior to the date of this Agreement pertaining to any Environmental Law, Hazardous Materials, or human health and safety at or involving the Business of Seller or any the Leased Real Property.

Section 5.5       Title to and Condition of Purchased Assets. Except as set forth on Schedule 5.5, Seller has good title to or, a valid leasehold or license interest in, the Purchased Assets, free and clear of all Encumbrances. All Purchased Assets are in Seller’s possession or under its control. The tangible Purchased Assets are in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear.

Section 5.6       Taxes.

(a)       Except as set forth on Schedule 5.6(a), Seller has filed, or will file, on a timely basis, all Tax Returns required to be filed by it accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other Taxing authority in respect of any Tax period ending on or before the Closing Date. To the Knowledge of Seller, Seller has paid in full all Taxes for which it has or may have liability, regardless of whether shown on a Tax Return, except such Taxes, if any, as are listed on Schedule 5.6(a) and are being contested in good faith. All such Tax Returns are true, correct, and complete in all material respects and all positions taken by Seller therein are supported by a reasonable basis. Seller has no Knowledge of any unassessed material Tax deficiency proposed or threatened against Seller as a result of the operation of the Business. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by Seller in respect to the Business or the Purchased Assets.

(b)       There are no Encumbrances on any Purchased Assets as a result of any Tax liabilities except for Taxes not yet due and payable.

(c)       Seller has complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes, and Seller has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(d)       Seller is not a party to any action, audit or proceeding by any Taxing or other Governmental Authority for the assessment or collection of Taxes and, to the Knowledge of Seller, no such action has been proposed, threatened, or asserted. Seller is not and will not, be liable for the Taxes of any other Person as transferee or successor, by contract or otherwise. Seller is not a “foreign person” pursuant to Section 1445 of the Code.

(e)       There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Seller for any Taxable period and Seller has not agreed to an extension of time with respect to a Tax assessment or deficiency. Neither the IRS nor any state, local, or foreign Taxing authority has audited any Tax Return filed by Seller within the past six (6) years.

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(f)       Seller is not a party to any Tax rulings or closing agreements. Schedule 5.6(f) sets forth all jurisdictions in which Seller has filed or will file income Tax Returns with respect to the Purchased Assets or the Business for each Taxable period, or portion thereof, ending on or before the Closing Date. Seller has provided Purchaser with true and complete copies of Seller’s income Tax Returns for all Taxable periods beginning after December 31, 2012.

(g)       There are no Tax sharing arrangements or similar arrangements (whether written or oral) in effect that include Seller, and Seller has no liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement.

(h)       Except as set forth on Schedule 5.6(h), no claim has ever been received by Seller from any Governmental Authority in any jurisdiction where Seller does not file a Tax Return that Seller is, or may be, subject to Taxation in that jurisdiction with respect to the Purchased Assets or the Business.

Section 5.7       Litigation. Except as set forth on Schedule 5.7, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of the Purchased Assets. Seller has not received notice that it is the subject of any investigation of any Governmental Authority, and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority. Schedule 5.7 indicates which of the matters listed are covered by valid insurance and the extent of such coverage. Schedule 5.7 also sets forth all actions, suits, claims, demands, arbitration, or other proceedings asserted against Seller since its formation (whether or not still pending) and a description of any settlement, judgment, or other resolution of such matter. There is no legal proceeding pending or, to the Knowledge of Seller, threatened against Seller by or before any Governmental Authority that would have or would reasonably be expected to impede the ability of Seller to complete the transactions contemplated by this Agreement. There are no outstanding orders or judgments affecting or relating to Seller or the Purchased Assets.

Section 5.8        Employment Matters.

(a)       Except as set forth on Schedule 5.8(a), there is no unfair labor practice charge or complaint against Seller pending, or to the Knowledge of Seller, threatened under any Legal Requirements relating to labor matters.

(b)      There are no active, pending or, to the Knowledge of Seller, threatened administrative or judicial complaints, charges, investigations or proceedings under any applicable labor laws, any state fair employment practice law or any other foreign, federal, state or local law (including common law), ordinance or regulation relating to the employment of labor, compensation for employment or termination of employment with pay equity, occupational health and safety, or workers compensation with respect to employees of Seller. To the Knowledge of Seller, Seller has complied with all foreign, federal, state, provincial and local laws (including common law), ordinances and regulations which relate to employees, the employment of labor, human rights compensation for employment, pay equity, occupational health and safety, workers compensation and termination of employment relationships except to the extent any such noncompliance would not have a material adverse effect on Seller.

(c)       Schedule 5.8(c) contains a complete and accurate list of all employees, consultants and independent contractors employed by Seller in calendar years 2013, 2014 and 2015. All individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Legal Requirements.

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(d)       Except as set forth on Schedule 5.8(d), each current and former employee of Seller and each current and former consultant to Seller has executed a proprietary information agreement, in the form of forms delivered to counsel for Purchaser. Except as set forth on Schedule 5.8(d), to Seller’s Knowledge, no current or former employee or consultant has excluded works or investments made prior to his or her employment or consulting relationship with Seller from his or her assignment of inventions to Seller. To Seller’s Knowledge, no officer, employee, former employee or consultant of Seller is in violation of any prior contract, proprietary information agreement, or noncompetition agreement with a third party which would impact or impair the transfer of the Intellectual Property included in the Purchased Assets.

Section 5.9       Employee Benefit Plans and Other Plans. Except as set forth on Schedule 5.9, neither Seller nor any Controlled Group Member (as defined below), directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any “employee benefit pension plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any bonus, incentive, deferred compensation, retiree medical, severance, fringe benefit, or other benefit, plan, program, or arrangement (hereinafter referred collectively to as the “Benefit Plans” and each individually as a “Benefit Plan”). For purposes of this Agreement, “Controlled Group Member” means Seller and any Person which is required to be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.9:

(a)       Each Benefit Plan has been maintained in accordance with its terms and all applicable Legal Requirements, except as would not result in any material liability with respect to Seller.

(b)       Each Benefit Plan and any trust created thereunder: (i) is, and has been, in compliance with all the applicable requirements of ERISA and (ii) has satisfied all of the applicable provisions of the Code, except (in each case) as would not result in any material liability with respect to Seller.

(c)       None of the Benefit Plans: (i) is subject to Title IV of ERISA, (ii) is a “multiemployer plan” as described in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, or (iii) provides retiree medical or retiree life coverage for any employee or any beneficiary of any employee after the employee’s termination or employment with Seller other than continuation coverage required by applicable law, the cost of which is fully paid by the former employee or his dependent.

(d)       Full payment has been made of all amounts that Seller, or any Controlled Group Member, is required, under applicable law or under the Benefit Plan, to have paid up through and including the month in which the Closing Date shall occur as a contribution or a benefit for all the Benefit Plans. Benefits under the Benefit Plan are as represented and have not been increased subsequent to the date as of which documents have been provided.

Section 5.10     Compliance with Laws; Permits. During the past three (3) years, Seller has in all material respects complied and is currently in compliance in all material respects with all Legal Requirements applicable to the Business. All approvals, permits, consents and licenses, if any, of all Governmental Authorities (collectively, “Permits”), that are necessary to permit Seller to carry on its Business as currently conducted have been obtained and are in full force and effect. There has been no material violation, cancellation, revocation or material default of any Permit by Seller. All such material Permits are set forth on Schedule 5.10. As of the date hereof, Seller has not received any notice of, and to the Knowledge of Seller, Seller is not under investigation with respect to, any violation of, or has any obligation to take remedial action under, any applicable Legal Requirements or such Permits.

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Section 5.11     Intellectual Property.

(a)       Except as set forth on Schedule 5.11(a), Seller owns all right, title, and interest to (including, without limitation, the exclusive rights to use, license, make, have-made, sell, offer for sale, import, export, copy, display, prepare derivative works from, distribute, perform and exploit in any other manner, the same), or Seller has the rights to use, pursuant to a valid and enforceable license, all Intellectual Property that comprises Purchased Assets owned by, or used by Seller in the operation of the Business, as presently conducted, free and clear of any Encumbrances (and without obligation to pay any royalty or other fees with respect thereto). All of the Intellectual Property that comprises Purchased Assets and is owned or used by Seller is freely transferable and no consent of a third party is required to complete such transfer. The registered Intellectual Property set forth on Schedule 2.1(b) constitutes all of the registered patents, patent applications, trademarks and trademark applications and domain name registrations owned by Seller. Except as set forth on Schedule 5.11(a), Seller represents that it does not use and has not incorporated any “open source” software in the Intellectual Property included in the Purchase Assets that would obligate Seller to (A) disclose or distribute such Intellectual Property in source code form or (B) license or otherwise make available such Intellectual Property on a royalty-free basis. Schedule 5.11(a) sets forth all licensed Third Party Software and Intellectual Property that is used by Seller under license in the Business; and no notice of any default has been received by Seller under any such license of Intellectual Property which remains uncured and the execution, delivery or performance of Seller’s obligations hereunder will not result in such a default. Each such license agreement is (i) a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies) and (ii) is assignable to Purchaser at the Closing without the consent or approval of any third party.

(b)       Except as set forth on Schedule 5.11(b), (i) there are no pending or, to the Knowledge of Seller, threatened proceedings or litigation against Seller asserting the invalidity, misuse, or unenforceability of any of such Intellectual Property owned by Seller, and, to the Knowledge of Seller, there are no valid grounds for the same, (ii) Seller has not received any written notice, and has no Knowledge that the conduct of the Business has infringed, misappropriated, or conflicted with, or infringes, misappropriates, or conflicts with any intellectual property of another Person, (iii) no current or former employer of Seller has claimed or asserted any ownership interest in or rights to the Intellectual Property owned by Seller, (iv) to the Knowledge of Seller, the Intellectual Property owned by Seller and Third Party Software or other software owned by or licensed to Seller has not been infringed or misappropriated by any other Person, and (iv) none of the Intellectual Property owned by Seller, Third Party Software, or other software owned by or licensed to Seller is, to the Knowledge of Seller, subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope, disposition or use thereof.

(c)       To the Knowledge of Seller, neither the Seller’s present or contemplated activities, products or services infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trademark, trade name, service mark, service name, copyright or other proprietary rights of any third party.

(d)       Seller has the legal right to use all Third Party Software, software incorporated in any of its products, and other software that is material to the conduct of the Business that comprise Purchased Assets, and all such Third Party Software and other software is being used by Seller in compliance, in all material respects, with any applicable licenses. No consent or approval is required to effect the transfer of the Third Party Software.

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(e)       Seller has taken reasonable steps necessary to protect Seller’s rights in Seller’s proprietary and/or confidential information and trade secrets or any trade secrets that comprise Purchased Assets or confidential information of third parties provided to Seller used in the Business. To the Knowledge of Seller, all material trade secrets and other confidential information of Seller that comprise Purchased Assets used in the Business are not part of the public domain nor, to the Knowledge of Seller, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for Seller. To the Knowledge of Seller, no employee or consultant of Seller has unlawfully used any trade secrets or other confidential information of any other Person in the course of their work for Seller nor is Seller making unlawful use of any confidential information or trade secrets of any past or present employees of Seller.

(f)       Neither Seller nor, to the Knowledge of Seller, any of the employees or consultants of Seller, have any agreements or arrangements with current or former employers (other than Seller) relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such Persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that, in each case, are being violated by such persons. To the Knowledge of Seller, the activities of the employees and consultants of Seller do not violate in any respects any agreements or arrangements which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

Section 5.12     Insurance. Schedule 5.12 is a true and correct list of all the policies of insurance covering the Business, Seller’s properties and/or the Purchased Assets that are presently in force. All of such insurance policies are in full force and effect and all premiums, retention amounts, and other related expenses due have been paid, and Seller has not received any notice of cancellation with respect to any of the policies. True and correct copies of such policies have been made available to Purchaser or its counsel, along with any and all schedules, historical exposure information, and loss information (including loss runs) relating to such policies.

Section 5.13     Brokerage and Finder’s Fees. Except as set forth on Schedule 5.13, Seller has not incurred, or will not incur upon the closing of the transactions described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 5.14     Solvency.

(a)       Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or the Ancillary Agreements. For purposes hereof, “Insolvent” means, with respect to any Person, that sum of the Debts and other probable liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

(b)       Prior to the Closing, except set forth on Schedule 5.14, all outstanding Debt of Seller has been paid in full, terminated by the holder of such Debt or converted into equity of Seller.

Section 5.15     Anti-Corruption.

(a)       Seller has performed all of its duties and obligations with respect to the Acquisition or any matter incidental to this Acquisition in accordance with all Anti-Corruption Laws;

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(b)       Neither Seller, its Affiliates, nor any director, officer, stockholder, employee, or, to Seller’s Knowledge, any Intermediary thereof, directly or indirectly, has used or agreed to use any amount paid or to be paid to it in connection with the Acquisition or any portion thereof to make any payment or provide any benefit contrary to the Anti-Corruption Laws;

(c)       To Seller’s Knowledge, Seller and its Affiliates and Intermediaries have complied in all material respects with the Anti-Corruption Laws. Without limiting the generality of the foregoing, none of Seller, its Affiliates and Intermediaries: (i) have made payments with the corrupt intent to obtain or retain business; and (ii) except as disclosed in writing to Purchaser, have not directly or indirectly offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US $100 in the aggregate to any one individual in any year) or any commission payment to: (1) any Public Official; (2) any political party or official thereof; or (3) any candidate for political or political party office;

(d)       Seller and its Affiliates maintain books and records in accordance with the Anti-Corruption Laws in all material respects and, without limiting the generality of the foregoing, Seller and its Affiliates have not for the purpose of bribing a Public Official or for the purpose of hiding that bribery: (i) established or maintained accounts which do not appear in any of the books and records that they are required to keep in accordance with applicable accounting and auditing standards; (ii) made transactions that are not recorded in those books and records or that are inadequately identified in them; (iii) recorded non-existent expenditures in those books and records; (iv) entered liabilities with incorrect identification of their object in those books and records; (v) knowingly used false documents; or (vi) intentionally destroyed accounting books and records earlier than permitted by law;

(e)       Seller has not been convicted of, indicted for, or subject to investigation for violations of Anti-Corruption Laws by any law enforcement agency;

(f)       Seller does not have any ongoing business concerns with any Foreign State or Public Official that are not documented in writing;

(g)       Seller is not now listed by any board, commission, corporation or other body or authority of any Foreign State as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in transactions with any Foreign State;

(h)       To Seller’s Knowledge, no Public Official has any interest in Seller, its Affiliates, or any entity to which these are associated, whether through security ownership, board of director composition, officer appointment, employment or otherwise, and to Seller’s Knowledge, no Public Official has, or has any right to acquire or otherwise obtain any such interest prior to the Acquisition; and

(i)        To Seller’s Knowledge, no individual that is a director, officer, stockholder or employee of Seller, its Affiliates or any individual that is an immediate family member of any such individual is a Public Official.

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Section 5.16     Investment Representations. Seller understands that none of the Common Stock comprising the Purchase Shares and Other Shares has been registered under the Securities Act.  Seller also understands that the Purchase Shares and Other Shares are being offered and sold hereunder pursuant to an exemption from registration contained in the Securities Act based in part upon the following representations:

(a)       Seller is acquiring the Purchase Shares and the Other Shares for its own account (or its designees’ account) for investment only, and not with a view towards further distribution.

(b)       Seller, by reason of its business or financial experience (or the experiences of its officers), has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Seller is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(c)       Seller acknowledges and agrees that the Purchase Shares and the Other Shares are “restricted” securities (as defined in Rule 144).  Seller is aware of the provisions of Rule 144, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any period not exceeding specified limitations.   Seller understands that Purchaser has no present intention of registering the Purchase Shares or the Other Shares.

(d)       Seller acknowledges that (i) the Common Stock is listed on NASDAQ and Purchaser is required to file reports containing certain business and financial information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Seller is able to obtain copies of such reports, including (without limitation) the filings identified on Schedule 5.16, (ii) it has had access to such filings with the SEC and to such financial and other information as it deems necessary to make its decision to acquire the Purchase Shares and the Other Shares, and (iii) has been offered the opportunity to ask questions of Purchaser and received answers thereto, as it deemed necessary in connection with the decision to acquire the Purchase Shares and the Other Shares. To Seller’s Knowledge, the stockholders of Seller approving the transactions contemplated hereby are accredited investors within the meaning of Regulation D promulgated under the Securities Act.

Section 5.17     No other Representations and Warranties. Except for the representations and warranties contained in this Article 5, Seller has not made any other express or implied representations to Purchaser, either written or oral, regarding the transactions contemplated hereby.

Article 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser warrants and represents to Seller as of the date hereof and as of the Closing Date as follows:

Section 6.1       Organization and Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdictions of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use properties and assets, and to perform its obligations under this Agreement. Purchaser is also duly qualified to do business as foreign corporations and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used, or the nature of the activities conducted, requires such qualifications, except where the failure to be so qualified would not have a material adverse effect on Seller.

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Section 6.2       Authority; Consents. The execution, delivery, and consummation of this Agreement by Purchaser has been duly authorized by the Board of Directors of Purchaser in accordance with all applicable Legal Requirements and the organizational documents of Purchaser, and no further action is necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery, and consummation of this Agreement by Purchaser is not contrary to the organizational documents of Purchaser. No approval or consent of any Person is or was required to be obtained by Purchaser for the authorization of this Agreement or the consummation by Purchaser of the transactions contemplated in this Agreement.

Section 6.3       Absence of Litigation. As of the date of this Agreement, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser pending or, to the knowledge of Purchaser, threatened in any written notice addressed and delivered to Purchaser or its Affiliates, before any court, or before any Governmental Authority, in each case that, if adversely determined, would materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby or to perform their obligations hereunder.

Section 6.4       Brokerage and Finder’s Fees. Purchaser has not incurred, nor will incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 6.5       Listing and Maintenance Requirements. Purchaser has not, in the twelve (12) months preceding the date hereof, received notice from any stock exchange or market for quotation on which the Common Stock is listed or quoted to the effect that Purchaser is not in compliance with the listing or maintenance requirements of such exchange or market. Purchaser is, and has no reason to believe that it will not, in the foreseeable future, continue to be, in compliance with all such listing and maintenance requirements.

Section 6.6       SEC Reports; Financial Statements. Purchaser has filed with the Securities and Exchange Commission (“SEC”) all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof or such shorter period as it has been required to file such reports (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended. In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

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Section 6.7       Governmental Authorizations. Except for (a) the requirements of state securities laws, (b) the filing of appropriate documents with the NASDAQ Stock Market, or (c) the filing of a Form 8-K, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.8       Valid Issuance. The Purchase Shares and the Other Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances, except for restrictions on transfer imposed by the Lock-Up Agreements and any applicable securities laws.

Article 7

ADDITIONAL AGREEMENTS

Section 7.1       Approvals of Governmental Authorities. As promptly as practicable after the date of this Agreement, Purchaser will, and will cause each of its Affiliates to, make all filings required by Laws to be made by them to consummate the Contemplated Transactions. Prior to the Closing Date, Purchaser will, and will cause each Affiliate to, (a) cooperate with Seller with respect to all filings that Seller is required by law to make in connection with the transaction contemplated hereby, and (b) cooperate with Seller in seeking to obtain all consents identified in Schedule 5.2; provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

Article 8

CLOSING DELIVERIES

Section 8.1       Closing Deliveries of Seller. On or prior to the Closing Date, Seller shall deliver and Purchaser shall have received the following:

(a)       a true and correct copy of Seller’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, and its Bylaws;

(b)       a certificate as to the good standing of Seller certified by the State of Delaware;

(c)       a certificate of an authorized officer of Seller, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 8.1(a) is in effect and has not been amended or modified, and (ii) attaching copies of resolutions, duly adopted by the Board of Directors of Seller and Seller’s stockholders authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified;

(d)       a bill of sale relating to the Purchased Assets, duly executed by Seller (the “Bill of Sale”), in the form attached hereto as Exhibit A;

(e)       a patent assignment agreement, duly executed by Seller (the “Patent Assignment Agreement”), in the form attached hereto as Exhibit B;

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(f)       a certificate of amendment to be filed with the Secretary of State of the State of Delaware changing the name of Seller to a name not containing any derivative of the trade names set forth on Schedule 2.1(b), duly executed by Seller;

(g)       evidence, in form and substance satisfactory to Purchaser, that all Encumbrances with respect to the Purchased Assets have been terminated (including UCC termination statements); and

(h)       all such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary to transfer to Purchaser all of Seller’s right, title, and interest in, to and under the Purchased Assets or to exclude the Retained Liabilities, in accordance with this Agreement.

Section 8.2       Closing Deliveries of Purchaser. On or prior to the Closing Date, Purchaser shall deliver and Seller shall have received the following:

(a)       a true and correct copy of Purchaser’s Certificate of Incorporation, certified by the Secretary of State of the State of Nevada as of a date not more than ten (10) days prior to the Closing Date;

(b)       certificate as to the good standing of Purchaser certified by the State of Nevada;

(c)       a certificate of an authorized officer of Purchaser, dated the Closing Date, (i) certifying that the documents delivered pursuant to Section 8.2(a) are in effect and have not been amended or modified, and (ii) attaching copies of resolutions, duly adopted by the board of directors of Purchaser authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified;

(d)       payment to Owner of the cash amount contemplated by Section 3.1(c)(i)(B); and

(e)       all such other agreements, documents, instruments, and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.

Article 9

REMEDIES

Section 9.1       General Indemnification Obligation.

(a)       Seller shall indemnify and hold harmless Purchaser and its officers, managers, stockholders, directors, employees, agents and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all Damages primarily and directly based upon, arising out of, or otherwise in respect of:

(i)        breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii)       any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii)      any of the Retained Liabilities;

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(iv)      any Damages resulting from the operation of the Business prior to the Closing Date; and

(v)       fraudulent transfer laws or the failure to comply with any bulk sales law.

(b)       Purchaser shall indemnify and hold harmless Seller and its officers, managers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Damages based upon, arising out of or otherwise in respect of:

(i)        breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii)       any breach of any covenant, or agreement of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto); and

(iii)       any Damages resulting from the operation of the Business after the Closing Date, except to the extent arising from a Retained Liability.

Section 9.2       Notice and Opportunity to Defend.

(a)       As soon as is reasonably practicable after a Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, becomes aware of any claim that it has under Section 9.1 that may result in Damages (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party hereto that is obligated to indemnify the Indemnified Party with respect to such claim (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)       To the extent that any Liability Claim relates to a third party proceeding, the Indemnifying Party may elect, by providing written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim or (ii) a settlement of, or adverse judgment with respect to the Liability Claim may be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice materially adverse to the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof), the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice material adverse to, the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof). The Indemnified Party shall not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

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Section 9.3       Survivability / Limitations on Indemnification.

(a)       The representations and warranties of Seller and Purchaser contained in this Agreement or in any Ancillary Agreement, and the right of Seller and Purchaser to seek indemnification as a result of any breach of any representation or warranty, shall survive until the date that is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that any Liability Claim pending on the Expiration Date for which a Claims Notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b)       Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have to indemnify any Purchaser Indemnified Party for any Damages under Section 9.1(a)(i) until (i) the amount of any individual Liability Claim exceeds $5,000 (a “Qualifying Claim”), and until (ii) the aggregate amount of all Qualifying Claims sustained by one or more Purchaser Indemnified Parties exceeds $25,000 in the aggregate (the “Deductible”), and then Seller shall be liable solely for the total amount by which such aggregate Damages exceed the Deductible. Sellers aggregate liability for Damages under Section (a)(i) shall not exceed the sum of $567,000, and Purchaser’s sole and exclusive source of recovery against Seller for indemnification pursuant to Section 9.1 shall be against the Held Back Shares, except as set forth in Section 9.3(c) and for any Liability Claims arising under Section 9.1(a)(iii).

(c)       Absent fraud or criminal activity, the indemnification provided for in Section 9.1 of this Agreement shall be the sole and exclusive post-Closing remedy available to any party against the other parties for any Damages incurred by such party arising under or based upon this Agreement or the transactions contemplated hereby.

(d)       Absent fraud or criminal activity, no party hereto will be entitled to receive from any other party hereto punitive damages as a result of Damages hereunder.

(e)       Each of the representations and warranties that contain any “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no “in all material respects” or other materiality (or correlative meaning) qualification for purposes of any indemnification under this Article 9.

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Section 9.4       Right Set off Against Held Back Shares. As security for the agreement by Seller to indemnify and hold Purchaser harmless as descried in this Article 9, Seller hereby grants a first priority security interest in, and pledges and instructs Purchaser to set aside and hold, the Held Back Shares until the Expiration Date (except as provided in Section 9.5). Purchaser may set off against and recoup from the Held Back Shares any Damages which Seller may be responsible under this Article 9, subject, however, to the following terms and conditions:

(a)       The dollar amount of such set off and recoupment shall become final on the later to occur of the expiration of thirty (30) days from the date Purchaser gives Seller a Claims Notice (the “Notice of Contest Period”) or, if the underlying Liability Claim is contested, the date the dispute is resolved; and

(b)       If, prior to the expiration of the Notice of Contest Period, Seller shall notify Purchaser in writing of an intention to dispute the claim and if such dispute is not resolved within twenty (20) days after expiration of such period, then Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to enforce its rights and remedies hereunder.

Section 9.5       Delivery of Held Back Shares. Purchaser agrees to deliver the Held Back Shares to Seller (or its designees) on the Expiration Date, less Held Back Shares representing the amount of final Damages determined in accordance with Section 9.4(a) above, unless there then remains any unresolved Liability Claim for Damages as to which a Claims Notice has been given to Seller by Purchaser under Section 9.2(a) above, in which event, any remaining portion of the Held Back Shares then payable, after such Liability Claim shall have been satisfied, shall be returned to the Seller (or its designees) promptly after the time of satisfaction. Upon delivery thereof, all Held Back Shares shall be free and clear of all Encumbrances, except for restrictions on transfer imposed by any applicable securities laws.

Section 9.6       Voting of and Dividends on the Held Back Shares. On and after the Purchase Price Delivery Date, except with respect to Held Back Shares transferred to Purchaser pursuant to the foregoing right of set-off, all Held Back Shares shall be deemed to be owned by the Persons specified in the Designee Notice and such Persons shall be entitled to vote the same; provided, however, that, there shall also be deposited with Purchaser, subject to the terms of this Article 9, all shares of Common Stock issuable with respect to the Held Back Shares as a result of any stock dividend or stock spilt and all cash issuable as a result of any cash dividend with respect to the Held Back Shares. All stock and cash issued or paid upon Held Back Shares shall be distributed to the Persons specified in the Designee Notice, together with such Held Back Shares.

Section 9.7       Treatment of Indemnification Payments. All indemnification payments made by any party hereto, and any set off and recoupment against Held Back Shares, under this Article 9, will be treated as adjustments to the Purchase Price.

Article 10

POST CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

Section 10.1     Further Information; Access to Books and Records. For a period of two (2) years following the Closing, upon reasonable advance notice, Seller shall afford Purchaser, its respective counsel and accountants, during normal business hours, upon prior written notice, reasonable access to the books, records, and other data relating to the Business or the Purchased Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom. Such right shall be extended to the extent that such access may be reasonably required (a) to facilitate the investigation, litigation, and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) in connection with any Tax Return, audit, examination, proceeding, or determination, (c) to facilitate the purchase and implementation of any policies of insurance covering the Purchased Assets or the Business, and (d) for any other reasonable business purpose. All investigations by or on behalf of either Seller or Purchaser shall be conducted in such manner as to not unreasonably interfere with the business operations of the providing party and will be at the requesting party’s sole expense.

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Section 10.2     Record Retention. Each party agrees that for a period of not less than two (2) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Business or the Purchased Assets in their possession with respect to periods prior to the Closing. Upon thirty (30) days advance notice to the other party, each party shall have the right to destroy all or part of such books and records after the second (2nd) anniversary of the Closing Date. If any party so desires, it shall have the right, at its own expense, to take possession of any records that the other party intends to destroy.

Section 10.3     Tax Assistance; Tax Clearance Certificates. For a period of two (2) years following the Closing, Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. After the Closing, Seller shall cooperate with Purchaser to obtain tax clearance certificates from the California Franchise Tax Board and the California Employment Development Department. If either such Government Authority reports that Seller has any unpaid Taxes as of the Closing Date, Seller shall remit the amount of such unpaid Taxes to such Governmental Authority within five (5) days after Purchaser provides a copy of such report to Seller and provide Purchaser with written proof of such remittance on the same date it is made to such Government Authority.

Section 10.4     Deferred Consents. Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor the Bill of Sale shall constitute an agreement to assign or transfer any contract, lease, authorization, license or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof. If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Seller and Purchaser will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, Seller and Purchaser will cooperate, in all reasonable respects, to provide to Purchaser the benefits under the Deferred Item to which such Deferred Consent relates (with Purchaser entitled to all the gains and responsible for all the losses, Taxes, liabilities or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Purchaser and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties hereto the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or Governmental Authorization, including enforcement for the benefit of Purchaser of all claims or rights arising thereunder, and the performance by Purchaser of the obligations thereunder on a prompt and punctual basis.

Section 10.5     Employee Matters and Employee Benefits. Nothing in this Agreement shall be deemed to impose on Purchaser any liabilities or responsibilities for periods prior to the Closing regarding any employees of Seller including, without limitation, liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, pension, medical, dental, disability income, life insurance, or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits.

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Section 10.6     Further Assurances. For a period of two (2) years following the Closing, Purchaser and Seller will, and will cause their respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment, and delivery and such consents, assurances, powers of attorney, and other instruments and take such other action as reasonably may be necessary to in order to vest in Purchaser (and record and perfect) all right, title, and interest in and to the Purchased Assets, to put Purchaser in actual possession and control of the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.7     Mail and Other Receipts.

(a)       For a period of two (2) years following the Closing, Seller agrees to hold in trust and deliver to Purchaser promptly following receipt thereof any mail or documents that it receives pertaining to the Business or the Purchased Assets.

(b)       For a period of two (2) years following the Closing, Seller agrees to maintain for as long as necessary amounts of cash in the bank accounts used for the operation of the Business prior to Closing, sufficient to cover any and all checks, drafts, and other draws that are outstanding against such accounts as of the Closing Date.

Section 10.8     Non-Competition; Non-Solicitation.

(a)       For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller and Owner shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or Owner, as applicable is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)       During the Restricted Period, Seller and Owner shall not directly or indirectly, hire or solicit any Person who is offered employment by Purchaser pursuant to Section 10.5(b) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 10.8(b) shall prevent Seller from hiring (i) any employee whose employment has been terminated by Purchaser or an Affiliate thereof or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)       Each of Seller and Owner acknowledges that a breach or threatened breach of this Section 10.8 would give rise to irreparable harm to Purchaser, for which monetary Damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Owner of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d)       Each of Seller and Owner acknowledges that the restrictions contained in this Section 10.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 10.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Legal Requirement. The covenants contained in this Section 10.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 10.9     Reservation of Shares; SEC Filings. Purchaser shall duly reserve and maintain an adequate number of shares of Common Stock to issue the Purchase Shares and Other Shares as and when such shares are contemplated to be issued or released by this Agreement. For a period of two (2) years following the Closing Date, Purchaser will file with the SEC on a timely basis, including any extension period permitted by Rule 12b-25 under the Exchange Act, all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

Section 10.10   Dissolution of Seller. Seller shall not dissolve or windup until the later to occur of (a) the Expiration Date and (b) the final resolution of all Liability Claims, if any, that remain unresolved under Section 9.4 on the Expiration Date.

Section 10.11   Withholding Taxes; Section 83(b) Election.

(a)       The issuance of Other Shares and payment of cash to the Other Seller Parties under this Agreement are subject to withholding of all applicable taxes. Upon the issuance of any Other Shares to either Other Seller Party, such Other Seller Party shall remit an amount sufficient to satisfy any federal, state and/or local withholding tax requirements contemporaneously with the issuance of such Other Shares. At the election of either Other Seller Party, and subject to such rules and procedures as may be established by Purchaser (which could include an arrangement with such Other Seller Party’s broker), such withholding obligations may be satisfied through the surrender to Purchase of Other Shares, contemporaneously with the issuance of the same, having an aggregate value (based on the closing price per share of Common Stock, as quoted on NASDAQ on the last trading day immediately before the date of issuance) sufficient to satisfy the applicable tax obligations.

(b)       By his acceptance of the Other Shares from Purchaser hereunder, each Other Seller Party hereby acknowledges and agrees that (a) he has received tax advice from his own personal tax advisors on the tax consequences of a purchase of the Other Shares, (b) he understands the tax consequences of filing (and not filing) a Section 83(b) election under the Code, and (c) the filing of a Section 83(b) election is within his sole discretion and the tax consequence of filing (or not filing) such election is his sole responsibility.

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Article 11

MISCELLANEOUS

Section 11.1     Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by (a) Seller without the prior written consent of Purchaser, except that Seller may, without the consent of Purchaser, assign any and all of its rights under this Agreement to its principal lender as collateral security; provided, however, that no such assignment by Seller shall relieve Seller of its obligations hereunder; and (b) Purchaser without the prior written consent of Seller; except that Purchaser may, without the consent of Seller, assign this Agreement (x) to Purchaser’s parent company, or (y) an entity under common control with Purchaser, or (z) Purchaser’s principal creditor; provided, however, no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder. Any attempted assignment or delegation in contravention of the previous sentence shall be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, as applicable, and their respective successors and permitted assigns.

Section 11.2     Expenses. Each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

Section 11.3     Litigation Expenses. In the event that any litigation or other proceeding is required in order to enforce any of the provisions of this Agreement or any Ancillary Agreement, including but not limited to the indemnification obligations set forth in Article 9, the prevailing party in any such litigation or proceeding shall be entitled to an award of all of the reasonable expenses it incurred, including out-of-pocket expenses, costs of suit and reasonable attorneys’ fees, in connection with such litigation or proceeding.

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Section 11.4     Notices. All notices, requests, demands and other communications to be made under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon confirmation of the transmitting equipment of a facsimile or an e-mail, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the other parties) as follows:

If to Purchaser:	Sysorex Global Holdings Corp.
2479 East Bayshore Road, Suite 195 Palo Alto, California 94303 Attention: Nadir Ali Facsimile No.: (408) 824-1543 E-mail: nadir.ali@sysorex.com

with a copy to:	Richardson & Patel LLP
1100 Glendon Avenue, Suite 850 Los Angeles, California 90024 Attn: Marc A. Jones, Esq. Facsimile No.: (310) 208-1154 E-mail: mjones@richardsonpatel.com

If to Seller:	LightMiner Systems, Inc.
Attn: Chris Baskett, President & CEO and
Matthew Granade
E-mail: cbaskett@lightminersystems.com and
mgranade@lightminersystems.com

with a copy to:	Katten Muchin Rosenman, LLP
525 West Monroe St. Chicago, Illinois 60661 Attn: Jeffrey Patt Facsimile No.: (312) 902-1061 E-mail: jeffrey.patt@kattenlaw.com

Section 11.5     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Any signature to this Agreement or any Ancillary Agreement delivered via facsimile, electronic mail, or in pdf format shall be deemed an original for all purposes.

Section 11.6     Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 11.7     Possession of Purchased Assets. Possession of the Purchased Assets will be given to Purchaser effective as of 11:59 p.m. on the Closing Date. Purchaser will not acquire any title to the Purchased Assets until possession has been given to it in accordance with this Section 11.7. For purposes of this Section 11.7, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

Section 11.8     Waivers. Any failure by any of the parties to comply with any of the obligations, agreements, or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

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Section 11.9     Entire Agreement. This Agreement, including the Ancillary Agreements and any certificate, schedule, exhibit, or other document delivered pursuant to its or their terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by all the parties to this Agreement.

Section 11.10    Governing Laws; Venue. This Agreement is governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of laws principles. For the sole purpose of this Agreement and any controversy arising hereunder, each party hereby submits itself to the exclusive jurisdiction of the state or federal courts sitting in Los Angeles, California, and waives any objection (on the grounds of each of jurisdiction or forum non conveniens, or otherwise) to the jurisdiction of any such court. Each of Seller, Purchaser, and Owner irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

{Signatures begin on next page. Remainder of page intentionally left blank.}

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PURCHASER:

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

SELLER:

LIGHTMINER SYSTEMS, INC.

By:	/s/ Chris Baskett
Name:	Chris Baskett
Title:	President & CEO

OWNER:

The undersigned is a party to this Agreement solely for purposes of Owner’s covenants, acknowledgments and agreements set forth in Section 10.8 and Section 10.11 above and Owner shall have no other liability to Purchaser under this Agreement.

By:	/s/ Chris Baskett
Chris Baskett, an individual

APPENDIX A

DEFINITIONS

For purposes of this Agreement, unless the context otherwise indicates, the following terms, whether capitalized or not, shall have the meaning set forth below:

“Acquisition” means the transaction whereby Purchaser purchases the Purchased Assets from Seller.

“Affiliate” means with respect to any Person, (a) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person, (b) such Person’s spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person’s spouse, or (c) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” means the Bill of Sale, the Patent Assignment Agreement and each agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser or Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” mean all laws, legislation, regulations, by-laws or other lawful requirements of any governmental or regulatory body or authority applicable to a party, its subsidiaries and Affiliates and any of their respective directors, officers, members, shareholders, employees and Intermediaries pertaining to bribery or other corrupt practices. These include, but are not limited to, the Foreign Corrupt Practices Act (United States), the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the Bribery Act (United Kingdom).

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Los Angeles, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Purchased Assets may become bound.

“Damages” (collectively) or “Damage” (individually) means all liabilities, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, Taxes, charges, costs, expenses and damages of any nature, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing).

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“Debt” means (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device; and (e) all obligations of Seller as lessee under leases, which have been recorded as capital leases in accordance with GAAP.

“Deferred Consent” means an agreement to assign or transfer any Contract, Consent or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof.

“Deferred Item” means the Contract, Consent or Governmental Authorization to which Deferred Consent relates.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, or restriction or reservation of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any foreign, federal, state or local law, order, permit or other requirement of law, including any principle of common law, now in effect, relating to the environment, public health or safety, in each case as applicable to Seller or its Leased Real Property.

“Environmental Liabilities” means all liabilities and obligations of Seller with respect to Hazardous Material or violations of Environmental Law to the extent existing prior to the Closing Date, arising from or related to, directly or indirectly, the Business, the operations of Seller or, the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Foreign State” means a country other than the United States, and includes: (a) any political subdivision of that country; and (b) the government, and any department, branch, or agency of that country or of a political sub-division of that country.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any United States, state, local, foreign, or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, arbitration panel, or instrumentality.

“Hazardous Material” means any substance or waste containing hazardous substances, pollutants or contaminants as those terms are governed by or defined in Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., any other foreign, federal, state or local laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, transportation, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This term Hazardous Material also includes asbestos-containing material, polychlorinated bi-phenyls and petroleum or petroleum-based products.

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“Intellectual Property” means all business names (fictitious or otherwise), trade names, registered and unregistered trademarks and service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos, designs and trade dress, including all registrations and applications for the same, and all goodwill associated therewith; all domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration and copyright registrations, in both published works and unpublished works and all moral rights (or droit moral), visual artists rights and author’s rights; all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing such Seller any right or concession to use any Third Party Software, or other software or information or intellectual property; all know-how, trade secrets, and confidential and/or proprietary information, including, without limitation, customer lists, technical or business information, including data, process technology, plans (including business and marketing plans), sketches, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, forms, specifications, technical manuals, computer and software programs (in source code and object code formats), product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium), in each case owned or licensed by Seller and/or used by Seller in connection with the conduct of the Business; as presently conducted; and all documentary evidence of any of the foregoing including, without limitation, those items listed on Schedule 2.1(b).

“Intermediary” means any distributor, contractor, consultant, agent or representative of a party or any of its Affiliates.

“International Organization” means any public organization formed by two or more Foreign States, or by two or more such organizations.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, means a particular matter or fact which any Other Seller Party or Riaz Valini is actually aware of.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, rule, code, by-law, principle of common law, regulation, statute, treaty, or requirement, including, but not limited to, any building zoning, fire, environmental, Tax, public health or safety law or code.

“Lock-up Agreement” means a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

“Ordinary Course of Business” means, with respect to Seller, an action which is:

(a) prudent, consistent with the past practices of Seller and taken in the ordinary course of the normal day-to-day operations of Seller;

(b) not required to be authorized by the directors, or stockholders of Seller; and

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(c) similar in nature and magnitude to actions customarily taken without any authorization by the directors or stockholders of Seller in the ordinary course of the normal day-to-day operations of other prudent Persons that are in the same line of business as Seller.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, Governmental Authority or other entity, whether acting in an individual, fiduciary, or other capacity.

“Public Official” means: (a) a person who holds a legislative, administrative or judicial position of a Foreign State; (b) a person who performs public duties or functions for a Foreign State, including a person employed by a board, commission, corporation or other body or authority that is controlled by or established to perform a duty or function on behalf of the Foreign State, or is performing such a duty or function; (c) any International Organization, including any official, agent or Intermediary thereof; (d) any person exercising or assuming to exercise the powers of government over a region and its population; or (e) any person who by virtue of local culture and traditions exercises influence on the decision making of Public Officials as defined in sub-paragraphs (a) through (d) including, without limitation, tribal chiefs, shamans, spiritual leaders and members of band councils and other indigenous leadership bodies.

“Real Property” means all real property owned or leased by Seller and used in connection with the Business, including, without limitation, buildings, outside storage areas, silos, driveways, walkways, and parking areas thereon or thereof and all easements, improvements, and all appurtenances thereto, and the rights and privileges of Seller in all rights of way, licenses or easements.

“Release” has the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Restricted Business” means the business of developing and commercializing in-memory SQL databases for manipulation and calculation of large data sets.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Sysorex Weighted Average Price” means, the volume-weighted daily average of the price of the Common Stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to date of determination; provided, however, that if the Sysorex Weighted Average Price is less than $2.00, the applicable calculation shall be made as if the Sysorex Weighted Average Price is $2.00; provided, further, that the Sysorex Weighted Average Price shall be adjusted to reflect any stock dividend, stock spilt, combination or similar recapitalization with respect to the Common Stock that occurs between the Closing Date and the Purchase Price Delivery Date.

“Tax(es)” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, escheat, unclaimed property, estimated, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer, recording and any other taxes, fees and charges of any kind whatsoever and however denominated, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Territory” means the United States.

“Third Party Software” means any off-the-shelf software program, utility, tool, or application, or any software program which was not developed at the specific request or direction of Seller.

A-4

In addition, the following terms have the respective meanings indicated in the sections of this Agreement listed below:

Defined Term	Section

Aggregate Locked Up Shares	3.1(d)
Agreement	Preamble
Benefit Plan	5.9
Bill of Sale	8.1(d)
Business	Recitals
Claims Notice	9.2(a)
Closing	4.1
Closing Date	4.1
Common Stock	3.1(a)
Controlled Group Member	5.9
Deductible	9.3(b)
Designee Notice	3.1(d)
DWAC	3.1(e)
DWAC Account Information	3.1(d)
DWAC Shares	3.1(e)
Exchange Act	5.16(e)
Excluded Assets	2.2
Expiration Date	9.3(a)
Granade	3.1(c)(ii)
Held Back Shares	3.1(b)
Indemnified Party	9.2(a)
Indemnifying Party	9.2(a)
Leased Real Property	5.3(a)
Liability Claim	9.2(a)
Lock-up Agreement	8.1(g)
Lock-up Agreement Party	3.1(d)
Notice of Contest Period	9.3(a)
Other Seller Parties	3.1(c)
Other Shares	3.1(c)
Owner	Preamble
Patent Assignment Agreement	8.1(e)
Permits	5.10
Purchase Price	3.1(a)
Purchase Price Delivery Date	3.1(a)
Purchase Shares	3.1(a)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Indemnified Party	9.1(a)
Qualifying Claim	9.3(b)
Real Property Lease	5.3(a)
Restricted Period	10.8(a)
Retained Liabilities	2.3
SEC	6.6
SEC Reports	6.6
Seller	Preamble
Seller Indemnified Party	9.1(b)
Shortfall Amount	3.1(f)
Ultimate Delivery Date	3.1(f)

EXHIBIT A

FORM OF BILL OF SALE

GENERAL CONVEYANCE, BILL OF SALE
AND ASSIGNMENT

THIS GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT, dated as of April _____, 2015, from LIGHTMINER SYSTEMS, INC., a Delaware corporation (the “Seller”), with respect to the sale of substantially all of its assets to SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (together with its successors and assigns, “Purchaser”), is delivered pursuant to that certain Asset Purchase Agreement, dated as of April _____, 2015 (the “Asset Purchase Agreement”), by and among Purchaser, Seller and Chris Baskett. Defined terms used herein without definition have the meanings assigned to such terms in the Asset Purchase Agreement.

KNOW ALL PERSONS BY THESE PRESENTS that, pursuant to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby sells, conveys, transfers, assigns, and delivers to Purchaser forever all of Seller’s right, title and interest in and to the Purchased Assets in accordance with Section 2.1 of the Asset Purchase Agreement.

TO HAVE AND TO HOLD the same unto Purchaser. Seller hereby constitutes and appoints Purchaser the true and lawful attorney or attorneys of Seller, with full power of substitution, in the name of Purchaser or in the name of Seller, but by and on behalf of and for the sole benefit of Purchaser, to demand and receive from time to time any and all of the Purchased Assets and from time to time to institute and prosecute, in the name of Seller or otherwise on behalf of Seller, any and all proceedings at law, in equity or otherwise which Purchaser may deem necessary or desirable in order to receive, collect, assert or enforce any right, title, benefit or interest of any kind in or to the Purchased Assets and to defend and compromise any and all actions, suits or proceedings in respect thereof and to do all such acts and things and execute any instruments in relation thereto as Purchaser shall deem advisable. Without limitation of any of the foregoing, Seller hereby authorizes any authorized representative of Purchaser to endorse or assign any instrument, contract or chattel paper relating to the Purchased Assets. Seller agrees that the foregoing appointment made and the powers hereby granted are coupled with an interest and shall be irrevocable by Seller.

Notwithstanding anything herein to the contrary: (i) this General Conveyance, Bill of Sale and Assignment is entered into pursuant to and is subject to all of the terms of the Asset Purchase Agreement, (ii) nothing herein shall be deemed to modify any of the representations, warranties, covenants and obligations of the parties thereunder and (iii) in the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

All of the terms and provisions of this General Conveyance, Bill of Sale and Assignment will be binding upon Seller and its successors and assigns and will inure to the benefit of Purchaser; provided, that nothing in this General Conveyance, Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon or give to any Person, firm, partnership, corporation or other entity other than Purchaser any rights or remedies under or by reason of this General Conveyance, Bill of Sale and Assignment.

IN WITNESS WHEREOF, Seller has caused this instrument to be signed in its name by its representative thereunto duly authorized on the date first above written.

LIGHTMINER SYSTEMS, INC.

By:
Name:	Chris Baskett
Title:	President & CEO

ACCEPTED AND AGREED:

SYSOREX GLOBAL HOLDINGS CORP.

By:
Name:	Nadir Ali
Title:	Chief Executive Officer

EXHIBIT B

FORM OF PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is made effective as of April __, 2015 (the “Effective Date”) by and between LIGHTMINER SYSTEMS, INC., a Delaware corporation (the “Assignor”) and SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (the “Assignee”).

WHEREAS, Assignor and Assignee entered into an Asset Purchase Agreement dated as of April __, 2015 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignor agreed to sell, convey, assign and transfer to Assignee, among other assets, the Assignor’s entire worldwide rights, title, interests, benefits and privileges in and to all Intellectual Property included in the Purchased Assets, including, but not limited to those patents applications specified on Exhibit A attached hereto, including (without limitation) any inventions and discoveries disclosed therein or encompassed thereby, any continuations, continuations-in-part and divisional United States patent applications or foreign patent applications based on such patent applications (collectively, the “Assigned Patent Applications”). Capitalized terms used but not defined in this Assignment Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises, warranties, and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all the parties hereto, Assignor hereby, without reservation:

1. Assigns, transfers, sells and conveys, and confirms that it has assigned, transferred, sold and conveyed to Assignee the whole entire right, title, and interest held by Assignor in and to the Assigned Patents Applications and any patents issuing therefrom and the right to sue for and the remedies resulting from past and future infringements of the foregoing, and rights of protection of interest therein under the laws of all jurisdictions.

2. Authorizes Assignee to file patent applications in any or all countries for any inventions or discoveries embodied in the Assigned Patent Applications in the name of the Assignee or otherwise as Assignee may deem advisable, under a treaty, convention or otherwise.

3. Authorizes and requests the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments to issue or transfer all Assigned Patents Applications to Assignee, as assignee of the entire right, title, and interest therein or otherwise as Assignee may direct.

4. Covenants, agrees and undertakes to execute, whenever requested by Assignee, all documents and to take such further actions that are reasonably deemed necessary for Assignee’s securing, prosecuting and maintaining all of the Assigned Patent Applications, with all actual costs being paid by Assignee, but without any further compensation to Assignor.

5. Notwithstanding anything herein to the contrary: (i) this Assignment Agreement is entered into pursuant to and is subject to all of the terms of the Purchase Agreement, (ii) nothing herein shall be deemed to modify any of the representations, warranties, covenants and obligations of the parties thereunder and (iii) in the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6. This Assignment Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, without regard to its rules of conflicts of law.

7. This Assignment Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together constitute one and the same original.

8. No amendment, modification or change of this Assignment Agreement will be valid unless in writing and signed by an authorized representative of the party to be bound. No waiver of any right or remedy under this Assignment Agreement shall be effective unless it is in writing and signed by an authorized representative.

9. If any provision of this Assignment Agreement conflicts with the law under which this Assignment Agreement is to be construed or if any provision of this Assignment Agreement is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remaining provisions of this Assignment Agreement will be valid and enforceable to the full extent permitted by law.

10. This Assignment Agreement, including every exhibit executed under this Assignment Agreement, constitutes the entire agreement of the parties, superseding all prior agreements and understandings as to the subject matter hereof.

IN WITNESS WHEREOF, the parties have duly executed this Assignment Agreement on the date first above written.

ASSIGNOR:

LIGHTMINER SYSTEMS, INC.

By:
Name:	Chris Baskett
Title:	President & CEO

ASSIGNEE:

SYSOREX GLOBAL HOLDINGS CORP.,

By:
Name:	Nadir Ali
Title:	Chief Executive Officer

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of [ ], 2015, by and among Sysorex Global Holdings Corp. (the “Company”), LightMiner Systems, Inc. and Chris Baskett.

In recognition of the benefit that the transactions contemplated by the Asset Purchase Agreement will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees, for the benefit of the Company, that it will not for a period (the “Lock-Up Period”) of 180 days after the Purchase Price Delivery Date (as defined in the Asset Purchase Agreement):

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, [________] shares of Common Stock, par value $0.001 per share, of the Company (collectively, the “Shares”) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock;

(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise;

(3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or any other securities of the Company; or

(4) publicly disclose the intention to do any of the foregoing.

The restrictions on the actions set forth in sections (1) through (4) above shall not apply to: (a) transfers of Shares as a bona fide gift; (b) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (c) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (d) transfers of Shares to the Company; or (e) transfers of Shares to any entity directly or indirectly controlled by or under common control with the undersigned; provided that, in the case of any transfer or distribution pursuant to clause (a), (b), (c) or (e) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company and its transfer agent on its behalf are hereby authorized (i) to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement and (ii) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

For the avoidance of doubt, nothing herein shall be understood to prevent the undersigned from taking any of the actions described in sections (1) through (4) above with respect to any shares of Common Stock or other securities of the Company acquired by the undersigned through open market purchases consummated after the date of this Lock-Up Agreement.

Other than as set forth above, this Lock-Up Agreement shall terminate upon the end of the Lock-Up Period. This Lock-Up Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California.

Very truly yours,

By:
Name:
Title:

Dated: _____________________